Exhibit 99.1

Ethan Allen Announces NYSE Ticker Symbol Change to ETD

DANBURY, CT – August 4, 2021 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETH) announced today that it will be changing its ticker symbol from “ETH” to “ETD”. Effective on Monday, August 16, 2021, the Company’s common shares will trade on the New York Stock Exchange (NYSE) under the new symbol “ETD”.

Farooq Kathwari, Ethan Allen’s Chairman, President and CEO commented, “The Company is changing its ticker symbol to ETD, using the “D” for Design, to reflect our focus on interior design and the personal services of our design professionals throughout our global retail network of over 300 design centers. We also believe this change will better differentiate Ethan Allen news from Ethereum news in search results, as Ethereum is often abbreviated as ETH.”

No action is required by existing Ethan Allen shareholders with respect to the ticker symbol change. The Company’s common stock will continue to be listed on the NYSE and the CUSIP will remain unchanged.

ABOUT ETHAN ALLEN

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company, manufacturer and retailer in the home furnishings marketplace. The Company provides complimentary interior design service to its clients and sells a full range of furniture products and decorative home accents through a retail network of approximately 300 design centers in the United States and abroad as well as online at ethanallen.com. Ethan Allen owns and operates nine manufacturing facilities, including six manufacturing plants in the United States, two manufacturing plants in Mexico and one manufacturing plant in Honduras. Approximately 75% of its products are manufactured or assembled in these North American facilities.

For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Investor / Media Contact:

Matt McNulty
Vice President, Finance
IR@ethanallen.com